Exhibit 10.15

AGREEMENT

This AGREEMENT (this “Agreement”) is entered into as of August 12, 2009 by and between United Bank, a federally chartered stock saving bank (the “Bank”), and Charles Valade. This Agreement shall be effective on the “Closing Date” (as such term is defined in the Agreement and Plan of Merger, dated as of June 25, 2009, between United Financial Bancorp, Inc., a Maryland corporation (the “Company”), and CNB Financial Corp., a Massachusetts corporation).

WHEREAS, Executive is currently employed by Commonwealth National Bark, a wholly-owned subsidiary of CNB Financial Corp.; and

WHEREAS, the Bank wishes to employ Executive following the Closing Date on the terms and conditions set forth herein and Executive wishes to be so employed;

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1.       Position.    The Bank hereby agrees to employ Executive, and Executive hereby accepts employment with the Bank, upon the terms and conditions set forth in this Agreement. Executive acknowledges that Executive’s employment will be “at will” and nothing in this Agreement is intended to create a specific term of employment. Either party is free to terminate the employment relationship at any time and for any reason.

2.       Title.    Executive’s initial position shall be Executive Vice President.

3.       Base Salary.    The initial base salary shall be $185,000, which may be adjusted periodically by the Bank.

4.       Incentive Bonus.    Executive shall be eligible for a potential annual incentive bonus of up to 25% of Executive’s base salary. Any such bonus shall be paid in a single lump sum, subject to lawful deductions, at such time as bonuses are regularly paid to senior executives of the Bank, but in any event such bonus shall be paid on or before March 15 of the year following the year to which the bonus relates.

5.       Restricted Stock.    Executive shall receive 20,000 shares of restricted stock of the Company that vest at the rate of 40% on the second anniversary of the Closing Date and 20% per year on each anniversary thereafter. The individual agreement relating to such award shall provide for full vesting of the award upon Executive’s involuntary termination without “Cause” or voluntary termination with “Good Reason.”

6.       Options.    Executive shall receive options to purchase 50,000 shares of the Company that vest at the rate of 40% on the second anniversary of the Closing Date and 20% per year on each anniversary thereafter. The individual agreement relating to such award shall provide for full vesting of the award upon Executive’s involuntary termination without “Cause” or voluntary termination with “Good Reason.”

7.       SERP.    Executive will participate in the Bank’s Supplemental Executive Retirement Plan with a benefit at age 65 equal to 30% of final average pay (e.g., both base salary and bonus), payable over a period of up to 15 years.

8.       ESOP and 401(k) Plans.    Executive will be entitled to participate in the Bank’s employee stock ownership plan and 401(k) plan and shall be credited for eligibility and vesting purposes under both plans for Executive’s service with Commonwealth National Bank.

9.       Country Club.    The Bank will pay or reimburse Executive for reasonable dues and membership expenses in the Worcester Country Club; provided, however, that Executive shall properly account for such dues and expenses in accordance with the Bank’s policies and procedures, and in accordance with the requirements of Section 409A (as defined in Section 18), including, where applicable, the requirements that: (i) any reimbursement or payment is for expenses incurred during Employee’s lifetime; (ii) the amount of expenses eligible for reimbursement or payment provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement or payment of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or payment is not subject to liquidation or exchange for another benefit.

10.       Signing and Retention Bonuses.

(a)	Executive will receive a signing bonus in the amount of $175,000 on the Closing Date.

(b)	Executive will receive a retention bonus in the amount of $75,000 on the first anniversary of the Closing Date provided that Executive is still employed with the Bank on such anniversary of the Closing Date.

(c)	Executive will receive a second retention bonus in the amount of $75,000 on the second anniversary of the Closing Date provided that Executive is still employed with the Bank on such anniversary of the Closing Date.

11.       Non-Competition.

(a)	Executive hereby covenants and agrees that for a period of two (2) years following the Closing Date (other than in the event of termination following or in connection with a Change in Control, involuntary termination without “Cause” or voluntary termination with “Good Reason”), he/she shall not, without the written consent of the Bank, either directly or indirectly:

(i)          solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or of any holding company of the Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or of any holding company of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of 33 Waldo Street, Worcester, MA or has filed an application for regulatory approval to establish an office;

(ii)       become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bank or any holding company of the Bank or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of 33 Waldo Street, Worcester, MA or has filed an application for regulatory approval to establish an office; or

(iii)       solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

(b)	For purposes of this Agreement, the following definitions shall apply:

(i)       “Cause” means Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order. No act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors for the Bank or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank.

(ii)       “Change in Control” of the Bank means a change in control of the Bank or the Company that: (A) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (B) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners’ Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the “HOLA”) as in effect at the time of the Change in Control; or (C) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he/she were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs or is effected; or (d) a proxy statement soliciting proxies from stockholders of the Company is distributed, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more business organizations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(iii)       “Good Reason” means any demotion, loss of title, office, significant change in Executive’s functions, duties or responsibilities which change would cause Executive’s position to become one of lesser importance, responsibility or scope, reduction in Executive’s annual compensation, or relocation of Executive’s principal place of employment by more than 25 miles.

12.       Entire Agreement.    This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes and renders null and void any and all prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof. The Bank and Executive agree that the subject matter of this Agreement is different than the subject matter of the Change in Control Agreement between and among the Bank, Executive and the Company.

13.       Amendment.    This Agreement may be amended or modified only by a written instrument executed by both the Bank and Executive.

14.       Governing Law.    This Agreement shall be interpreted and enforced in accordance with the laws of the State of Massachusetts without regard to conflict of laws provisions.

15.       Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Bank may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.

16.       Acknowledgment.    THE EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A REASONABLE PERIOD SUFFICIENT TO STUDY, UNDERSTAND AND CONSIDER THIS AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF HIS CHOICE, THAT HE HAS READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS, THAT HE IS ENTERING INTO AND SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND THAT IN DOING SO HE IS NOT RELYING UPON ANY STATEMENTS OR REPRESENTATIONS BY THE BANK OR ITS AGENTS.

17.       Miscellaneous.

(a)	No delay or omission by the Bank in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Bank on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)	The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)	In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(d)	Nothing in this Agreement should be construed to create a trust or to establish or evidence Executive’s claim of any right to payment other than as an unsecured general creditor with respect to any payment to which Executive may be entitled.

18.       Section 409A.    The parties intend that the provisions of this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits)

would cause Executive to incur any additional tax or interest under Section 409A, the Bank shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Bank of the applicable provision shall be maintained, and the Bank shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Bank. The Bank shall timely use its reasonable business efforts to amend any plan or program in which Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Bank shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officers, and Executive has signed this Agreement, on this 12th day of August, 2009.

ATTEST:	UNITED BANK

	By:	/s/ Richard B. Collins
President

WITNESS:	EXECUTIVE

/s/ Christine Trifari	By:	/s/ Charles R. Valade
Charles Valade